Exhibit 10.01
Cardinal Health, Inc.
Long-Term Incentive Cash Program for Fiscal Years 2006-2008
Article 1. Establishment and Purpose
     1.1. Establishment of Program. The Cardinal Health, Inc. Long-Term Incentive Cash Program for Fiscal Years 2006-2008 (the “Program”) is hereby established effective as of July 1, 2005, under Section 13 of the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”). The Program is subject to the terms and provisions of the 2005 LTIP and shall remain in effect until October 31, 2008, or earlier termination by the Administrator of either this Program or the 2005 LTIP.
     1.2. Purpose. The primary purposes of the Program are to:
     (a) Achieve the Company’s long term growth objectives relative to earnings per share;
     (b) Focus management on key measures that drive superior financial and management performance and that result in enhanced value of the Company;
     (c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s growth objectives and total compensation strategies; and
     (d) Provide award opportunities that reward executives with financial and operating responsibilities that can impact achievement of the Company’s growth goals.
Article 2. Definitions
     Whenever used in the Program, capitalized terms that are defined in the 2005 LTIP shall have the meanings attributed to them in the 2005 LTIP. In addition, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:
     2.1. “Covered Employee” means any Participant who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).
     2.2. “Effective Date” means July 1, 2005.
     2.3. “Final Award” means the actual incentive compensation earned during a Performance Period by a Participant, as determined by the Administrator following the end of the Performance Period.
     2.4. “Performance Period” means the three fiscal year period beginning on the Effective Date and ending on June 30, 2008.
Article 3. Eligibility and Participation
     3.1. Eligibility. The Administrator shall designate the key executive Employees who are eligible to receive a Cash Award under the Program. In general, an Employee may be designated as a key Employee if such Employee is a strategic executive who is responsible for or contributes to the management, growth, and/or profitability of the business of the Company in a material way. Only the Committee may determine the eligibility of Employees who are Covered Employees.

     3.2. Participation. Employees who were chosen to participate in the Program shall be apprised of the performance criteria and related Cash Awards determined for them for the Performance Period, as soon as is practicable after such Cash Awards are established.
     3.3. Partial Performance Period Participation. An Employee who becomes eligible after the beginning of the Performance Period may participate in the Program for that Performance Period on a ratable basis. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria. The Administrator, in its sole discretion, retains the right to prohibit or allow participation for any of the aforementioned Employees. The performance criteria previously established under the Program shall apply to any Employees who become eligible after the beginning of the Performance Period. If an Employee participates for only a portion of the Performance Period for any reason, his or her Cash Award will be pro-rated based on the number of days he or she performed services during the Performance Period over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Cash Award based on the partial Performance Period applicable to the Employee. In addition, in the event a Participant changes job levels during a Performance Period, the Participant’s Cash Award may be adjusted to reflect the amount of time at each job level during the Performance Period. Notwithstanding anything in this Section 3.3 or in the Program to the contrary, the participation in the Program for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m), as set forth in Section 4.1.
     3.4. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Program for any Performance Period, whether or not he or she previously participated in this or any similar Program.
Article 4. Award Determination
     4.1. Qualifying Performance Criteria. The Committee selected and established in writing performance criteria for the Performance Period, which, if met, may entitle Participants to the payment of the Cash Awards. To ensure compliance with the exception from Code Section 162(m) for qualified performance-based compensation for Participants who are Covered Employees, the performance criteria established were (and will be for any new Participants who are Covered Employees) based on one or more Qualifying Performance Criteria selected by the Committee in writing within 90 days following the first day of the period of service of such Employee as a Participant under the Program (or, if earlier, before 25% of that period has elapsed), and at a time when the outcome relative to the attainment of the performance criteria is not substantially certain. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, if a Participant commences participation after the beginning of a Performance Period, the performance criteria established for the Performance Period shall apply to that Participant, with the Cash Award amount adjusted or pro-rated over the remaining balance of the Performance Period to reflect the partial period of participation in the Program. Once established, the performance criteria shall not be changed during the Performance Period. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time the Cash Awards are made and performance criteria are established, the Committee is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, market related changes in inventory value, changes in industry margins, changes in accounting principles, and extraordinary charges to income.
     4.2. Cash Award Targets. The Committee has established in writing a Cash Award target for each Covered Employee and for all other Participants for the Performance Period. Participants who are Covered Employees may receive a Cash Award solely if the Qualifying Performance Criteria are met.

     4.3. Final Award Determinations. At the end of the Performance Period, the Committee shall certify in writing the extent to which the Qualifying Performance Criteria were met during the Performance Period for any Cash Awards for Covered Employees. If the Qualifying Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Cash Awards, subject to the Committee’s exercise of negative discretion to reduce any Final Award payable to a Covered Employee based on business objectives established for that Covered Employee or other factors as determined by the Committee in its sole discretion. As set forth in the 2005 LTIP, the maximum amount payable to any single Participant pursuant to the portion of a Cash Award earned with respect to any single fiscal year shall not exceed $7,500,000. With respect to Participants who are not Covered Employees, the Committee will determine the Final Award based on the performance criteria and other business objectives. The Committee may adjust (either up or down) any Final Award for Participants who are not Covered Employees on the basis of such further considerations as the Committee shall determine in its sole discretion.
Article 5. Payment of Final Awards
     Each Participant’s Final Award shall be paid in cash, in one lump sum, subject to applicable tax withholding, on or before the 15th day of the third month after the end of each Performance Period. If payment is delayed due to an unforeseeable event or other administrative delays, payment shall in no event be made later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Award was earned. The Administrator may permit or provide for deferred payment of any Final Award to a specified date or to a date not less than six (6) months after termination of employment, in accordance with such conditions and procedures as the Administrator may specify in compliance with the requirements of Code Section 409A.
Article 6. Termination of Employment; Other Forfeiture Events
     6.1. Termination of Employment Due to Death or Disability. In the event a Participant’s employment is terminated by reason of death or Disability, the Final Award determined in accordance with Section 4.3 herein shall be reduced to reflect participation prior to termination of employment only. The Final Award, if any, shall be calculated based on a determination of the achievement of the performance criteria and business objectives as of the end of the fiscal year quarter in which the Participant’s termination of employment occurred. The Cash Award so determined shall be further reduced by multiplying the Final Award by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Committee determines was the date on which the definition of Disability was satisfied. The Final Award thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, but in no event shall such amount be paid later than the 15th day of the third month after the end of the taxable year of the Participant in which the Performance Period ended.
     6.2. Beneficiary Designations.
     (a) General. Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before such Participant receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his or her lifetime.

     (b) Invalidity of Powers of Attorney. The Program shall not recognize beneficiary designations made on a Participant’s behalf by the Participant’s attorney in fact, or by any person acting under a power of attorney or any instrument by which the Participant has appointed another person as his or her agent, thereby conferring upon him or her the authority to perform certain specified acts on the Participant’s behalf.
     (c) Failure of Beneficiary Designation. In the absence of a beneficiary designation made by the Participant in accordance with Section 6.2(a), or if the beneficiary named by a Participant predeceases him or her, then the Administrator shall pay any benefits remaining unpaid at the Participant’s death to the Participant’s estate.
     6.3. Termination of Employment Following a Change in Control. In the event of a Change in Control, all Participants shall become vested in and entitled to their Cash Awards calculated based on their individual target awards times a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of the Change in Control and the denominator of which is the total number of days in the Performance Period. The amount so calculated shall be the minimum amount payable as a Final Award for the Performance Period in which the Change in Control occurs. If the Participant’s employment is terminated before the last date of a Performance Period and within two (2) years of a Change in Control for any reason other than a Termination for Cause, the Final Award thus determined shall be paid as soon as practicable and reasonable following the Participant’s Termination of Employment, but in no event shall such amount be paid later than the 15th day of the third month after the end of the taxable year of the Participant in which the Termination of Employment occurred.
     6.4. Termination of Employment for Other Reasons. In the event of a Participant’s Termination of Employment before the last date of a Performance Period for any reason other than death or Disability, all of the Participant’s rights to any Final Award for that Performance Period shall be forfeited. In addition, the Administrator may also, in its sole discretion, determine and provide that all or any portion of a Final Award is subject to an obligation of repayment to the Company in the event of a Termination for Cause of the Participant within a specified period after a Final Award is earned.
     6.5. Other Forfeiture Events. The Administrator may, in its discretion, require that all or any portion of a Final Award is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require repayment to the Company of all or any portion of a Final Award if the amount of the Final Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement, the Participant engaged in misconduct that caused or contributed to the need for the financial statement restatement, and the amount of the Final Award would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This Section 6.4 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.4 shall not apply after a Change of Control.
Article 7. Nontransferability
     No right or interest of any Participant in the Program shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy.

Article 8. Administration
     8.1. General. The Program shall be administered in accordance with Section 4 of the 2005 LTIP.
     8.2. Facility of Payment. If the Administrator deems any person entitled to receive any amount under the provisions of the Program to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Administrator may, in its sole discretion, (i) apply such amount directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (iii) pay such amount to any person selected by the Administrator to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Administrator’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides. Payment pursuant to this Section 8.2 shall fully discharge the Company, the Board, the Committee, and the Program from further liability on account thereof.
Article 9. Amendment or Termination
     The Administrator, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Program, or suspend or terminate it entirely, in accordance with the provisions of the 2005 LTIP. No Cash Award may be granted during any period of suspension of the Program or after termination of the Program, and in no event may any new Cash Award be granted after the termination or expiration of the 2005 LTIP under which this Program is established.
Article 10. Miscellaneous
     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Program. Any reference to a section (other than to a section of the Program) shall also include a successor to such section. The Program is governed by the 2005 LTIP and shall be construed in accordance therewith. In the event any term or provision of the Program conflicts with any term or provision of the 2005 LTIP, the terms and provisions of the 2005 LTIP shall control.

Cardinal Health, Inc.

By:	/s/ Carole S. Watkins

Title: Chief Human Resources Officer

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